Exhibit 10.16.17

Dear Awardholder
NOTICE OF ROLLOVER 2016 PSP AWARD
I am writing further to the letter from Worldpay and Vantiv (with accompanying Appendix) dated 27 November 2017 (the "Letter"). (Unless otherwise stated, words and expressions defined in the Letter (and accompanying Appendix) apply equally in this Notice).
As you may be aware, the merger of Worldpay with Vantiv completed on [16 January] 2018 (Completion) and in connection with the Merger, Vantiv, Inc. has changed its name to Worldpay, Inc. Accordingly, all references in this Notice to 'Vantiv Shares' means shares in Vantiv, Inc., renamed as Worldpay, Inc. and references to 'Worldpay Shares' means shares in Worldpay Group Plc. Additionally, any references to the Vantiv Compensation Committee shall mean any duly comprised compensation committee of Worldpay, Inc.
I am pleased to confirm that your award granted in 2016 (the "2016 PSP Award") under the Worldpay Group plc Performance Share Plan (the "PSP") has been exchanged for an award in respect of Vantiv Shares with effect from Completion (the "Rollover 2016 PSP Award").

1.	How was your Rollover 2016 PSP Award determined?
Prior to Completion, the Worldpay Remuneration Committee determined that the performance conditions in respect of the 2016 PSP Awards were satisfied as to [•]% by reference to a reduced performance period ending on Completion.
[•]% of your 2016 PSP Award (the "Performance Assessed 2016 PSP Award") has therefore been exchanged for a Rollover 2016 PSP Award.
The remaining [•]% of your 2016 PSP Award has not been exchanged for an award in respect of Vantiv Shares and has lapsed.
Your Performance Assessed 2016 PSP Award over Worldpay Shares (including shares representing dividends between the date of grant and Completion) was exchanged for a Rollover 2016 PSP Award over Vantiv Shares, by reference to the following values:

The USD closing price of a Vantiv Share on Completion	USD:GBP exchange rate on Bloomberg at 6.00pm (GMT) on Completion	The GBP closing price of a Vantiv Share on Completion	0.0672 of the GBP closing price of a Vantiv Share on Completion
USD [•]	$[•] : £1	GBP [•]*	GBP [•]*
*Rounded to the nearest whole pence
The exchange was calculated using the following formula: (B x £C) / D = E where:

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–     B is the number of Worldpay Shares subject to your Performance Assessed 2016 PSP Award immediately prior to Completion (including those representing dividends);
–     £C is £[•] (i.e. the value of the Merger Consideration, being £0.55 cash + 0.0672 of the GBP closing price of a Vantiv Share on Completion);
–     D is £[•] (i.e. the GBP closing price of a whole Vantiv Share on Completion); and
–     E is the number of Vantiv Shares subject to your Rollover 2016 PSP Award (rounded down to the nearest Vantiv Share).
So:    (B x [•]) / [•] = E.
2.    When will your Rollover 2016 PSP Award vest?
Your Rollover 2016 PSP Award will vest on 18 March 20191 (the "Vesting Date"), subject to the leaver provisions set out at Q3 and the rules of the PSP. Your vested Rollover 2016 PSP Award will then be subject to taxation and usual withholdings, such as for income tax and social security as applicable (see tax note appendix accompanying the Letter for further details).

3.	What happens to your Rollover 2016 PSP Award if you leave Worldpay?
If you leave Worldpay before your Rollover 2016 PSP Award vests, depending on your reason for leaving, your Rollover 2016 PSP Award may lapse or you may be allowed to keep it.
If you leave by reason of:

a)
your misconduct (including but not limited to): (i) dishonesty, fraud, misrepresentation, the commission of a criminal offence or breach of trust; (ii) any material breach of your terms and conditions of employment; (iii) any material violation of your employer's policy, rules or regulation; (iv) material failure to perform your duties to the satisfaction of your employer, as determined by Vantiv acting reasonably; or (v) any other circumstance that Vantiv reasonably considers to amount to gross misconduct or entitle your employer to dismiss you without notice or compensation in lieu of notice; or

b)
your resignation (unless you resign in response to: (a) a repudiatory breach of contract by your employer; (b) a change that Vantiv, acting reasonably, considers to amount to a material diminution in your overall responsibilities or status (provided that such material diminution shall not include: (i) a change of your title on its own; (ii) a change in your reporting lines on its own; or (iii) the unreasonable refusal of a suitable alternative assignment with commensurate responsibilities, in each case taking into account the increased size and scope of the combined organisation); (c) a material diminution in your overall remuneration potential; or (d) a relocation of your principal place of work of more than 50 miles), your Rollover 2016 PSP Award will lapse in full.

1. For US tax payers, Vantiv reserves the right to permit earlier vesting in order to comply with 409A of the Internal Revenue Code.

If you leave for any other reason, you will be allowed to keep your Rollover 2016 PSP Award (i.e. it will not be pro-rated for time) and, to the extent you are allowed to keep it, it will continue to vest in accordance with the rules of the PSP on the Vesting Date (or possibly earlier if you are a US taxpayer).

4.	Are there any other conditions that apply in relation to your Rollover 2016 PSP Award?
All other material terms and conditions of your original 2016 PSP Award will continue to apply to your Rollover 2016 PSP Award including (but not limited to):

(i)	the original vesting period; and

(ii)	the right to receive a payment (in cash or shares) in lieu of any dividends paid or payable on Vantiv Shares between Completion and the Vesting Date[2]
Your Rollover 2016 PSP Award will not be subject to any further performance conditions or further performance testing.
Except as set out in Q3 above and below, the rules of the PSP will continue to apply to your Rollover 2016 PSP Award, which will be administered by the Vantiv Compensation Committee in accordance with the terms set out in this Notice and the rules of the PSP (as applicable).
In addition, in order to take account of the Merger, any references in the PSP rules to the "Company" will be read as references to Worldpay, Inc; any references in the PSP rules to "Share" will be read as references to Class A common stock in the share capital of Worldpay, Inc; and any references in the PSP rules to the "Remuneration Committee" will be read as references to the duly comprised compensation committee of Worldpay, Inc.

2. Note: Vantiv does not currently pay dividends on the Vantiv Shares..

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